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                                                                    Exhibit 99.1

                ANADIGICS REPORTS RESULTS FOR FIRST QUARTER 2004

     >> Revenue of $21. 2 Million; EPS Loss $0.40; beats previous guidance
             >> WLAN and GSM aggregate revenues up 60% sequentially
                   >> New Tier 1 CDMA Handset Customer added
         >> Company targets 2004 operating expense reduction initiative


WARREN, NJ--April 26, 2004--ANADIGICS, Inc., (Nasdaq:ANAD), a leading supplier of wireless and broadband communications solutions, today announced first quarter 2004 net revenues of $21.2 million and EPS loss of $0.40. This compares with the range of guidance provided in January 2004 of revenues of $19 - $21 million and a loss of $0.41 - $0.43 per share.

Wireless revenues in the quarter were $11.3 million, an increase of $2.7 million over the first quarter of 2003 and, as expected, seasonally down $3.2 million versus last quarter. GSM product shipments accounted for $0.6 million of revenues in the quarter, up $0.4 million as compared with last quarter. During the first quarter, the Company expanded its GSM design-win activity to eight (8) customers from two (2) customers last quarter. CDMA product revenues, including power amplifiers and switches, accounted for $10.0 million, up $1.9 million or 23% over the prior-year quarter, while sequentially down by $3.8 million or 28% from the seasonally strong fourth quarter of 2003. CDMA power amplifier module shipments were up 91% over the prior-year quarter and sequentially down approximately 12% from the last quarter.

Broadband revenues were $9.9 million, an increase of $2.4 million or 32% versus the prior-year quarter and up sequentially $1.1 million or 12% from the last quarter. The Company's momentum in WLAN continues to be robust as shipments increased to $1.5 million, up 32% sequentially or $0.4 million from the last quarter. During the current quarter, the Company began power amplifier shipments to a leading supplier of WLAN chipsets for PC notebooks. Additional revenue gains in Broadband over the prior-year quarter and from the last quarter occurred on the strength of increased product shipments of cable subscriber and infrastructure products.

The Company's gross profit was $2.0 million or 9.4% of revenues in the first quarter of 2004, as compared with break-even gross profit in the prior-year quarter and $2.3 million in the prior quarter.

The Company maintains a strong balance sheet with total cash and marketable securities of $109.4 million at April 3, 2004.

"ANADIGICS significantly expanded its customer base for wireless handset and WLAN products during the quarter," remarked Dr. Bami Bastani, President and CEO of ANADIGICS, Inc. "We strengthened our position in the CDMA market by achieving design wins with a new Tier 1 handset OEM in Asia with expected initial production orders to commence in the second quarter of 2004. We have begun ramping to production for several new GSM handsets and the selection of our power amplifiers for industry leading GSM reference designs provides the basis for continued GSM handset design wins. These positive developments in our handset business, combined with WLAN shipments to a leading Tier 1 manufacturer of WLAN chipsets for PC notebooks, positions ANADIGICS strongly for future success in 2004."

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"In addition to our successes in design wins and product development, we are focused on streamlining operating expenses," remarked Tom Shields, Sr. Vice President & Chief Financial Officer of ANADIGICS, Inc. "Therefore, in the second quarter of 2004, we will be implementing an operating expense reduction initiative that targets an anticipated total annualized savings of $8 million across cost of goods sold, R&D and SG&A by the fourth quarter of 2004. These savings are expected to result from improved manufacturing efficiencies, outsourcing activities, and various operating expense-related adjustments."

Business Outlook

Looking ahead into the second quarter of 2004, the Company expects a $0.01 to $0.03 reduction in EPS loss to $0.37 to $0.39 per share, on slightly improved revenues. The revenue outlook considers CDMA component delays from other manufacturers that are being addressed by the Company's existing CDMA customers.

RECENT HIGHLIGHTS

o ANADIGICS Appoints World Peace Group as Asia Pacific Distributor for Wireless & Broadband RFICs

April 19, 2004 - ANADIGICS announced that the Company has added World Peace Group (WPG) as a distributor of RFIC (radio frequency integrated circuit) solutions for the Asia Pacific territories including Taiwan, India and China. WPG is the largest distributor of semiconductor components in the Asia Pacific Region with sales of more than one billion dollars in 2003. ANADIGICS' RFIC solutions have been selected by key reference designs for GSM, WCDMA, and WLAN systems and are adopted by leading manufacturers of wireless handsets, WLAN systems, digital set-top boxes and cable television infrastructure equipment.

o ANADIGICS Expands Wireless Infrastructure Offering with New InGaP HBT One Watt Power Amplifier

April 8, 2004 - ANADIGICS announced the expansion of its wireless infrastructure portfolio with the introduction of the ADR3410 one watt InGaP HBT amplifier. The ADR3410 addresses medium power basestation applications and provides industry-leading adjacent channel power rejection (ACPR) of greater than 70 dBc, while meeting the demanding reliability requirements of the wireless infrastructure market. ANADIGICS designed the ADR3410 in cooperation with a leading cellular basestation equipment manufacturer and optimized the amplifier to deliver high performance for a WCDMA signal over the wireless frequency bands of 850 to 2200 MHz.

o ANADIGICS Begins Production Shipments of WLAN PAs to a Leading Supplier of WLAN Chipsets for PC Notebooks

March 25, 2004 - ANADIGICS announced that it has begun shipping InGaP HBT WLAN power amplifiers (PA) to a leading supplier of WLAN chipsets for PC notebooks. ANADIGICS' RFS P2023 power amplifier was selected because it achieves higher power efficiencies in all operating modes compared to other WLAN PAs on the market, which ensures greater data throughput and longer WLAN system battery life.

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

o ANADIGICS Announces the Appointment of Garry K. McGuire to the Company's Board of Directors

March 22, 2004 - ANADIGICS announced that Garry K. McGuire, Sr. was elected to the Company's Board of Directors, effective March 9, 2004. Mr. McGuire is the Chief Financial Officer and Senior Vice President of Corporate Development of AVAYA, a leading global provider of communications networks and services for businesses.

o ANADIGICS Announces Receipt of Production Orders and Design Wins from Several Wireless Handset Manufacturers for its Leading Edge 7 mm x 7 mm GSM/GPRS Power Amplifier Modules

March 11, 2004 - ANADIGICS announced that the Company has received initial production orders and design wins for its second generation 7mm x 7mm GSM power amplifier (PA) module. The AWT6146 quad-band GSM/GPRS PA is being adopted by leading manufacturers of GSM handsets and wireless handheld computing devices.

o ANADIGICS Introduces New Family of HELP(TM) (High-Efficiency-at-Low-Power) CDMA PA Modules

March 8, 2004 - ANADIGICS introduced a new family of HELP(TM)
(High-Efficiency-at-Low-Power) CDMA linear power amplifier modules. The new AWT6137 AMPS/CDMA and AWT6138 PCS/CDMA PA modules deliver industry leading DC power consumption along with footprint compatibility with the previous generation of products.

o ANADIGICS Introduces New Family of Wideband CDMA InGaP HBT Power Amplifier Modules at 3GSM World Congress

February 23, 2004 - ANADIGICS introduced a new family of InGaP HBT wideband CDMA (WCDMA) power amplifier (PA) modules at the 3GSM World Congress 2004. ANADIGICS' new WCDMA PA modules are used in QUALCOMM's Surf 6250 which supports WCDMA-IMT or WCDMA-PCS and GSM quad-band operation using ANADIGICS' AWT6252, AWT6251, and AWT6108 respectively. ANADIGICS introduced the AWT6252, AWT6251, and CHP2299 to support emerging WCDMA platforms by offering the highest possible power efficiency, and by delivering to handset manufacturers the proven reliability and performance of ANADIGICS' InGaP HBT power amplifiers. The new PAs provide 40% power added efficiency in high power mode at 27.5 dBm and 20% efficiency in low power mode at 16 dBm, for the highest possible handset talk and idle times.

CONFERENCE CALL
ANADIGICS' senior management will conduct a conference call today at 8:30 AM Eastern time. A live audio Webcast will be available at www.anadigics.com. A recording of the call will be available approximately two hours after the end of the call on the ANADIGICS Web site or by dialing (800) 938-2305 (available until May 3).

ANADIGICS, Inc. (Nasdaq: ANAD) designs and manufactures radio frequency integrated circuit (RFIC) solutions for growing broadband and wireless communications markets. The Company's innovative high frequency RFICs enable manufacturers of communications equipment to enhance overall system performance, and reduce manufacturing cost and time to market. By utilizing state-of-the-art manufacturing processes for its RFICs, ANADIGICS achieves the high-volume and cost-effective products required by leading companies in its targeted high-growth communications markets. ANADIGICS was the first GaAs IC manufacturer to receive ISO 9001 certification.

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

Except for historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, order rescheduling or cancellation, changes in customers' forecasts of product demand, timely product and process development and protection of the associated intellectual property rights, individual product pricing pressure, variation in production yield, changes in estimated product lives, difficulties in obtaining components and assembly and test services needed for production of integrated circuits, change in economic conditions of the various markets the Company serves, as well as the other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 2003. Actual results could differ materially from the Company's forward-looking statements. These forward-looking statements can generally be identified as such because the context of the statement will include words such as "believe", "anticipate", "expect", or words of similar import. Similarly, statements that describe the Company's future plans, objectives, estimates, or goals are forward-looking statements. Important factors that could cause actual results and developments to be materially different from those expressed or implied by such statements include those factors discussed herein.

Press Contacts                      Corporate Contact                  Investor Relations
--------------                      -----------------                  ------------------
Allan Fliss                         Tim Blanke                         Thomas Shields
Richartz Fliss Clark & Pope         ANADIGICS, Inc.                    ANADIGICS, Inc.
400 Morris Ave., Ste. 222           141 Mt. Bethel Road                141 Mt. Bethel Road
Denville, NJ  07834                 Warren, NJ  07059                  Warren, NJ  07059
Tel: +1 973 627-8180                Tel: +1 908 668-5000               Tel: +1 908 412-5995
Fax: +1 973 627-8410                Fax: +1 908 668-5132
E-mail:  fliss@rfcp.com             E-mail: tblanke@anadigics.com      E-mail: tshields@anadigics.com

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